Exhibit 4.47

Business Operation Agreement

This Business Operation Agreement (hereinafter referred to as “this Agreement”) is hereby made and concluded by and between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on December 10, 2013.

Party A: Beijing Perfect World Game Software Co., Ltd.

Address: Room 5465, Building 3, No. 3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, Beijing

Party B: Beijing Perfect World Digital Technology Co., Ltd.

Address: A801, Floor 8, Building 1, Yard No. 1 Shangdi East Road, Haidian District, Beijing

Party C: Yufeng Chi

ID No.: ***

Party D: Xiaoxi Yang

ID No.: ***

Whereas:

1. Party A is an existing wholly foreign-owned enterprise legally established in China.

2. Party B is a limited liability company incorporated in China dealing with the Internet information service;

3. Party A and Party B have established business relations through signing the Exclusive Technology Consultation and Service Agreement and other agreements on December 10, 2013, under which Party B shall effect payments to Party A. Therefore, Party B’s daily business operations will have a material impact on its capacity of paying the corresponding amount to Party A;

4. Party C and Party D are stockholders of Party B (hereinafter referred to as “Party B’s stockholders”), holding 90% and 10% of Party B’s equity, respectively.

Accordingly, the Parties, on the principle of equality and mutual benefit and through amicable negotiation, hereby agree as follows:

1. Obligation of Omission

To ensure that Party B performs the agreements concluded with Party A and the obligations thereunder towards Party A, Party B’s stockholders hereby acknowledge and agree that,

without the prior written consent of Party A or the Party (Parties) designated by Party A, Party B will not be engaged in any transaction that may substantially influence Party B’s assets, business, personnel, obligations, rights or operations as confirmed by Party A, including but not limited to:

1.1 engage in any activity that is beyond Party B’s normal business scope or operate the company business in a way not consistent with the past or not usual;

1.2 borrow a single amount of over RMB 400,000 from any third party or assume any debt of over RMB 400,000;

1.3 change or dismiss Party B’s directors, or replace any senior managers thereof;

1.4 sell or acquire any assets or rights to or from any third party, including but not limited to any intellectual property rights;

1.5 provide a security for any third party by means of Party B’s assets, intellectual property rights or any other form of security, or set any encumbrance on its assets;

1.6 amend Party B’s articles of association or change its business scope;

1.7 change Party B’s normal operation procedures or amend any of its significant internal rules and regulations;

1.8 transfer Party B’s right and obligations hereunder to any third party.

2. Operation Management and Personnel Arrangement

2.1 Party B and Party B’s stockholders hereby agree to accept and strictly execute the advice raised by Party A from time to time concerning the recruitment and dismissal, daily operation management as well as the financial management system of Party B.

2.2 Party B and Party B’s stockholders hereby agree to elect the candidates designated by Party A as Party B’s directors in accordance with the procedures specified in the laws, regulations and Party B’s articles of association, and ensure that the elected directors will elect the chairman of board of directors among the candidates recommended by Party A and appoint the personnel designated by Party A as Party B’s general manager, chief financial officer and other senior managers.

2.3 In the event that any of the above-mentioned director or senior manager designated by Party A no longer serves Party A, whether he/she resigns or is dismissed by Party A, he/she will lose the qualification of holding any post at Party B at the same time. In this case, Party B’s stockholders will elect another candidate designated by Party A to fill the vacancy.

2.4 For the purpose specified in 2.3, Party B’s stockholders will take any and all internal and external procedures necessary to fulfill the foregoing dismissal and recruitment in line with the laws, Party B’s articles of association and the provisions prescribed herein.

2.5 Party B’s stockholders hereby agree to sign the power of attorney attached hereto as the Appendix 1 at the time of signing this Agreement. According to the power of attorney, Party B’s stockholders will irrevocably authorize Party A’s designee to exercise their rights as stockholders and to exercise all voting rights enjoyed by Party B’s stockholders at the general meeting of Party B’s stockholders. Party B’s stockholders further agree to replace the authorized person in the power of attorney upon Party A’s request from time to time.

3. Other Provisions

3.1 Upon the termination or expiry of any agreement concluded between Party A and Party B, Party A shall have the right to determine whether or not to terminate all the agreements between them, including but not limited to the Exclusive Technology Consultation and Service Agreement.

3.2 Considering that Party A and Party B have established business relations by signing the Exclusive Technology Consultation and Service Agreement and other agreements, Party B’s daily business operations will have a material impact on its capacity of paying the corresponding amount to Party A. Party B’s stockholders agree that, to the extent permitted by Chinese policies and relevant laws and regulations, relevant laws and regulations, all dividends, bonuses or any other proceeds or benefits (in whatsoever form) obtained by them as Party B’s stockholders from Party B shall be unconditionally forthwith paid or transferred to Party A.

4. Entirety and Amendments

4.1 This Agreement, along with all agreements and/or documents referred to or contemplated herein, constitutes the entire agreement among the Parties hereto concerning the subject matter hereof and shall supersede any and all previous oral and written agreements, contracts, understandings and communications among the Parties.

4.2 Amendments to this Agreement shall become effective upon the signing of the Parties involved by a written instrument. The amendments and supplements hereto duly signed by the Parties shall form an integral part of this Agreement and have the same legal force as this Agreement.

5. Applicable Laws

The execution, effectiveness, performance, interpretation and dispute resolution in connection with this Agreement shall be governed and construed by the Chinese laws.

6. Dispute Resolution

6.1 Any dispute arising from the interpretation and performance of the provisions under this Agreement shall be settled by the Parties in good faith and through amicable negotiations. In case no settlement can be reached, either Party may submit such dispute to the Beijing Arbitration Commission for arbitration in accordance with then effective arbitration rules. The arbitral award shall be final and binding upon the Parties. Arbitration costs (including but not limited to arbitration fees and counsel fee) shall be borne by the losing party, unless otherwise awarded by the arbitral award.

6.2 Apart from the matter(s) in dispute, the Parties hereto shall continue to perform their respective obligations prescribed hereunder in good faith.

7. Effectiveness, Valid Period and Others

7.1 Party A’s written consents, advice, designation and other decisions that have a significant impact upon Party B’s daily operations under this Agreement shall be made by the board of directors of Party A.

7.2 This Agreement is signed by the Parties on the day as indicated in the first paragraph hereof and shall come into force upon their signing. The valid term of this Agreement is from the date of signing to December 10, 2033.

7.3 Within the valid period of this Agreement, neither Party B nor Party B’s stockholders shall terminate this Agreement in advance. Party A is entitled to terminate this Agreement at any time by giving a written notice thirty (30) days in advance to Party B and Party B’s stockholders.

7.4 In case that any clause or provision of this Agreement is determined to be illegal or unenforceable under any applicable law, such clause or provision shall be deemed as deleted from this Agreement and become invalid, and the remaining clauses and provisions shall remain in full force and effect. The deleted clause or provision shall be deemed as not included herein from the very beginning. The Parties shall negotiate to replace the deleted clause or provision by one (ones) that is (are) legal, valid and acceptable to the Parties involved.

Failure on the part of any Party to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other rights, powers or privileges.

In witness whereof, the Parties hereto have entered into this Agreement by their respective authorized representative on the day as indicated in the first paragraph of this Agreement.

(Signature page with no text)

Party A:	/s/ Beijing Perfect World Game Software Co., Ltd.

Party B:	/s/ Beijing Perfect World Digital Technology Co., Ltd.

Party C:	/s/ Yufeng Chi

Party D:	/s/ Xiaoxi Yang